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                                                                     Exhibit 3.7

                      THIRD CERTIFICATE OF AMENDMENT OF THE
            EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         QUATRX PHARMACEUTICALS COMPANY

     The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

     FIRST: That Article IV Section D4(b)(1) of the Eighth Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment of the Eighth Amended and Restated Certificate of Incorporation dated January 19, 2006 and the Second Certificate of Amendment of the Eighth Amended and Restated Certificate of Incorporation dated January 26, 2006, (the "Certificate") of Quatrx Pharmaceuticals Company is hereby amended and restated to read as follows:

          "(b) Automatic Conversion. Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D 1 Preferred shall automatically be convertible into shares of Common Stock at the then applicable Conversion Rate:

               (1) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common Stock (other than a registration on Form S-8, Form S-4 or comparable successor forms) having net proceeds to the Corporation of not less than $50,000,000 and in connection with which the Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq National Market and at a public offering price (prior to underwriters' commissions and expenses) of not less than $4.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (a "Qualified Public Offering"); provided, however, in the event the Corporation consummates its initial public offering on or prior to December 31, 2006, then this pricing clause shall not be applicable;"

     SECOND: That Article IV of the Certificate of QuatRx Pharmaceuticals Company is hereby amended by adding a new subparagraph E which shall read as follows:

          "E. Effective as of the close of business on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware, each
          5.5 shares of Common Stock issued and outstanding at such time shall be and hereby are automatically reclassified and changed into one share of Common Stock (the "Reverse Split"). There shall be no fractional shares issued in connection with the Reverse Split, and any such fractional shares shall be rounded up to the nearest whole number."

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     THIRD: That the Board of Directors of QuatRx Pharmaceuticals Company duly adopted resolutions approving this Third Certificate of Amendment, declaring said amendment to be advisable and calling for consideration thereof by the stockholders of said corporation.

     FOURTH: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of said corporation duly approved this Third Certificate of Amendment by the required vote of shareholders at a meeting of stockholders in accordance with Section 222 of the General Corporation Law of the State of Delaware and by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     FIFTH: That this Second Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of April, 2006.


                                       /s/ Robert L. Zerbe
                                       -----------------------------------------
                                       Name: Robert L. Zerbe
                                       Title: Chief Executive Officer


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